Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 11, 2008, with respect to the balance sheet of American Capital Agency Corp., in the Registration Statement (Form S-11) and related Prospectus of American Capital Agency Corp. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

May 8, 2008